Exhibit 7.02

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of the 30th day of September, 2013, by and among J. Willard Marriott, Jr., Deborah Marriott Harrison, the Estate of Stephen Garff Marriott, John Willard Marriott III, David Sheets Marriott, Jennifer Rae Jackson, Ashley Elizabeth Samuelian, Stephen Blake Marriott, the Deborah Marriott 1974 Trust, the John Willard Marriott III 1974 Trust, the David Sheets Marriott 1974 Trust, and JWM Family Enterprises, Inc., a Delaware corporation (the “Corporation”).

RECITALS

(a)  The Corporation is authorized to issue 11,000 shares of capital stock, consisting of 1,000 shares of Class A Voting Common Stock, par value $0.01 per share, and 10,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share.

(b)  J. Willard Marriott, Jr., Deborah Marriott Harrison, the Estate of Stephen Garff Marriott, John Willard Marriott III, and David Sheets Marriott are the legal and beneficial owners of all the issued and outstanding shares of Class A Voting Common Stock of the Corporation.

(c)  The Deborah Marriott 1974 Trust, the John Willard Marriott III 1974 Trust, the David Sheets Marriott 1974 Trust, Jennifer Rae Jackson, Ashley Elizabeth Samuelian, and Stephen Blake Marriott are the legal and beneficial owners of all the issued and outstanding shares of Class B Non-Voting Common Stock of the Corporation.

(d)  Effective as of April 19, 1993, the parties entered into a Stockholders Agreement to provide for certain rights and obligations regarding Stock of the Corporation, which agreement was amended effective as of May 17, 2006 (the “Existing Stockholders Agreement”).

(e)  In connection with the formation and capitalization of Anchorage Partners, L.P. and certain transfers of stock in the Corporation, the parties believe that it is in the best interests of the Corporation and of the Stockholders to amend and restate further the Existing Stockholders Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, of the mutual promises set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound legally, agree as follows:

SECTION 1	CERTAIN DEFINITIONS.

In addition to other capitalized terms that are defined elsewhere in this Agreement, the following capitalized terms, as used in this Agreement, shall have the meanings set forth in this Section:

“Alice Marriott Trust Shares” means all shares of capital stock of Marriott International, Inc. that, as of the date hereof, are owned by JWMFE, L.P. and its wholly-owned subsidiary Terrapin Limited Holdings, LLC, which shares are attributable to the capital stock of Marriott Corporation that was contributed to JWMFE, L.P. by The Alice S. Marriott Lifetime Trust on or about April 19, 1993, and any capital stock or other securities issued, after the date hereof, by Marriott International, Inc. or any successor thereto in exchange for or with respect to those shares of Class A common stock or with respect to any other securities constituting Alice Marriott Trust Shares under this definition (including any securities issued with respect to those shares of Class A common stock as a result of any stock split, reclassification, or recapitalization of Marriott International, Inc.).

“Anchorage LP” means Anchorage Partners, LP, a Delaware limited partnership organized and existing pursuant to an Agreement of Limited Partnership, dated effective as of September 13, 2013.

“Class A Stock” means the Class A Voting Common Stock of the Corporation.

“Class B Stock” means the Class B Non-Voting Common Stock of the Corporation.

“Code” means the Internal Revenue Code of 1986.

“Hotel Partnerships” means JWMFE, LP; TPV, L.P.; and Anchorage LP.

“JWM, Jr. Shares” means all shares of capital stock of Marriott International, Inc. that, as of the date hereof, are owned by TPV, L.P. or Anchorage LP, which shares are attributable to the capital stock of Marriott International, Inc. that was contributed to TPV, L.P. and Anchorage LP by J. Willard Marriott, Jr. and any capital stock or other securities issued, after the date hereof, by Marriott International, Inc. or any successor thereto in exchange for or with respect to those shares of capital stock or with respect to any other securities constituting JWM, Jr. Shares under this definition (including any securities issued with respect to those shares of capital stock as a result of any stock split, reclassification, or recapitalization of Marriott International, Inc.).

“JWMFE, L.P.” means JWM Family Enterprises, L.P., a Delaware limited partnership organized and existing pursuant to a First Amended and Restated Agreement of Limited Partnership of JWM Family Enterprises, L.P., dated as of April 19, 1993, as amended.

“Original Voting Stockholder” means any of J. Willard Marriott, Jr., Deborah Marriott Harrison, Stephen Garff Marriott, John Willard Marriott III, and David Sheets Marriott, except that no such person shall be an Original Voting Stockholder at such time as neither such person, such person’s spouse, nor any of such person’s lineal descendants is the beneficial owner of any Stock.

“Original Voting Stockholder Nominee” has the meaning given such term in Section 4.1(a)(2) and includes Stephen Blake Marriott as the nominee for Stephen Garff Marriott.

“Person” means any individual, corporation, association, partnership, joint venture, trust, estate, or other entity or organization.

“TPV, L.P.” means Thomas Point Ventures, L.P., a Delaware limited partnership organized and existing pursuant to an Agreement of Limited Partnership, dated effective as of January 11, 2006.

 “Stock” means any shares of capital stock of the Corporation (including all Class A Stock and Class B Stock) and any option, warrant, or other debt or equity interest convertible into shares of capital stock of the Corporation.

“Stockholder,” at any time, means any Original Voting Stockholder that continues to own any Stock, any Trust that continues to own any Stock, and any other Person that is bound by this Agreement as a transferee of Stock.

“Trust” means any of the Deborah Marriott 1974 Trust, the John Willard Marriott III 1974 Trust, and the David Sheets Marriott 1974 Trust.

“Trust Agreement” means the Trust Agreement, dated August 5, 1974, between J. Willard Marriott, Jr., as grantor, and Donna G. Marriott and Sterling D. Colton, as trustees.

SECTION 2	SHARES SUBJECT TO AGREEMENT.

All Stock is and shall be held, owned, and transferred subject to the terms, conditions, and options contained in this Agreement.

SECTION 3	RESTRICTIONS ON TRANSFER OF STOCK.

3.1  Transfers Prohibited Generally.  No Stockholder shall sell, exchange, deliver or assign, dispose of, bequeath or gift, pledge, mortgage, hypothecate, or otherwise encumber, transfer, or permit to be transferred, whether voluntarily, involuntarily or by operation of law (including the laws of bankruptcy, insolvency, intestacy, descent and distribution, and succession), any Stock, except as provided in Section 3.2, Section 3.3, and Section 3.4.

3.2  Permitted Transfers Following Death.  Notwithstanding Section 3.1,

(a)  all Stock owned by a Stockholder at the time of his or her death may, subject to compliance with the other provisions of this Agreement, be transferred to the deceased Stockholder’s executor, administrator, personal representative, or estate, and then to any distributee of the deceased Stockholder’s estate who is (i) another Stockholder, (ii) the spouse or any lineal descendant of the deceased Stockholder or of any other Stockholder who is a lineal descendant of J. Willard Marriott, Jr.; or (iii) a trust for the benefit of another Stockholder or the spouse or a lineal descendant of the deceased Stockholder or of any other Stockholder who is a lineal descendant of J. Willard Marriott, Jr.; provided, however, that a transfer of Class A Stock to the surviving spouse of a deceased Stockholder or to a trust for the benefit of the surviving spouse of a deceased Stockholder shall be subject to the approval of a majority of the Original Voting Stockholder Nominees, and, moreover, after the death of such surviving spouse, the Class A Stock owned by such spouse or by a trust for the benefit of such spouse may only be transferred to a lineal descendant of J. Willard Marriott, Jr. or to a trust for the benefit of a lineal descendant of J. Willard Marriott, Jr.; and

(b)  all Stock owned by a Trust at the time of the death of the beneficiary thereof may, subject to compliance with the other provisions of this Agreement, be transferred to such Persons as are provided for in the Trust Agreement.

3.3  Permitted Inter Vivos Transfers.  Notwithstanding Section 3.1, a Stockholder may, subject to compliance with the other provisions of this Agreement, sell, exchange, deliver or assign, dispose of, bequeath or gift, pledge, mortgage, hypothecate, or otherwise encumber, transfer, or permit to be transferred, any or all of his or her Stock to (a) another Stockholder, (b) the spouse or any lineal descendant of such Stockholder or of any other Stockholder who is a lineal descendant of J. Willard Marriott, Jr., (c) any trust for the benefit of such Stockholder, another Stockholder, or the spouse or a lineal descendant of such Stockholder or of any other Stockholder who is a lineal descendant of J. Willard Marriott, Jr., or (d) in the case of a Trust, the beneficiary thereof; provided, however, that a transfer of Class A Stock to the spouse of any Stockholder or to a trust for the benefit of the spouse of any Stockholder shall be subject to the approval of a majority of the Original Voting Stockholder Nominees, and, moreover, the Class A Stock owned by any such spouse or by a trust for the benefit of such spouse may only be further transferred by such spouse to a lineal descendant of J. Willard Marriott, Jr. or to a trust for the benefit of a lineal descendant of J. Willard Marriott, Jr.

3.4  Permitted Pledges.  Notwithstanding Section 3.1, each Stockholder shall have the right to pledge his or her Stock to secure any indebtedness of the Corporation, the Hotel Partnerships, or any other entity controlled by the Corporation.  Each Stockholder agrees, at the direction of the Corporation, to pledge his or her Stock to secure any loan made to the Corporation, the Hotel Partnerships, or any other entity controlled by the Corporation, so long as all Stockholders are similarly required to pledge their Stock.

3.5  Other Transfers of Stock Not Valid.  Any purported transfer, sale, assignment, mortgage, pledge, hypothecation, gift, or bequest of any Stock that is not in accordance with the provisions of this Agreement shall be null and void and neither the Corporation nor any Stockholder shall recognize the validity of any such transfer, sale, assignment, mortgage, pledge, hypothecation, gift, or bequest.

3.6  Involuntary Transfers.

(a)  Upon the occurrence of any event that would cause any Stock owned by a Stockholder to be transferred by Involuntary Transfer (other than to a Person or trust that is a permitted transferee of such Stockholder as provided in Section 3.2, Section 3.3 and Section 3.4), such Stockholder (or his legal representative or successor), as the case may be, shall give the Corporation and the other Stockholders written notice thereof stating the terms of such Involuntary Transfer, the identity of the transferee or proposed transferee, the price or other consideration, if readily determinable, for which the Stock is proposed to be or have been transferred and the number of shares of Stock which are the subject of such Involuntary Transfer.  For purposes of this Section 3.6, “Involuntary Transfer” means, with respect to any Stock, any involuntary transfer or transfer by operation of law of such Stock (other than to a Person or trust that is a permitted transferee of such Stockholder as provided in Section 3.2, Section 3.3 and Section 3.4) by or in which such Stockholder shall be deprived or divested of any right, title or interest in or to any Stock, including, without limitation, by seizure under levy of attachment or execution, by foreclosure upon a pledge, in connection with any voluntary or involuntary bankruptcy or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, pursuant to any statute pertaining to escheat or abandoned property, pursuant to a divorce or separation agreement or a final decree of a court in a divorce action, or upon or occasioned by the judicially-determined incompetence of any Stockholder.

(b)  After its receipt of such notice or, failing such receipt, after the Corporation otherwise obtains actual knowledge of such a proposed or completed Involuntary Transfer, the Corporation shall have the right and option to purchase all or any portion of such Stock, which right shall be exercised by written notice given by the Corporation to the transferor (or transferee following the occurrence of any Involuntary Transfer) and the other Stockholders within sixty (60) days following the later of (i) the Corporation’s receipt of such notice or, failing such receipt, the Corporation’s obtaining actual knowledge of such proposed or completed Transfer and (ii) the date of such Involuntary Transfer.

(c)  If the Corporation elects not to exercise its purchase right or elects to exercise its purchase right with respect to a portion but not all of such Stock, then each of the other Stockholders holding shares of the same class of Stock which are the subject of such Involuntary Transfer shall have the same right and option to purchase any such Stock not to be purchased by the Corporation, which right shall be exercised by written notice given by such Stockholders to the transferor (or transferee following the occurrence of any Involuntary Transfer) and the other Stockholders within sixty (60) days following the end of the 60-day period referenced in subsection (b) above.  Each Stockholder shall have the right to purchase his or her pro rata share of the Stock of the applicable class, and if any Stockholder elects not to purchase its pro rata share, then the remaining Stockholders in such class may purchase his or her pro rata share of such Stock.  All of the Stock which is the subject of such Involuntary Transfer shall be allocated by continuing to apply this mechanism until the Stockholders have elected to purchase all of the Stock they desire to purchase.

(d)  Any purchase pursuant to this Section 3.6 shall be at the price and on the terms applicable to such Involuntary Transfer.  If the nature of the event giving rise to such Involuntary Transfer is such that no readily determinable consideration is to be paid for or assigned to the transfer of the Stock, the price to be paid by the Corporation or Stockholders, as applicable, for each share of Stock shall be the fair market value thereof as of the date of transfer, taking into account any appropriate discounts for lack of control and lack of marketability of the shares of Stock.

(e)  The closing of the purchase and sale of such Stock pursuant to this Section 3.6 shall be held at the place and on the date established by the Corporation.  At such closing, the Stockholder (or his legal representative or successor), as the case may be, shall deliver the certificates evidencing the Stock to be purchased by the Corporation or other Stockholders, as applicable, accompanied by stock powers, duly endorsed in blank, or duly executed instruments of transfer, and any other documents that are necessary to transfer to the Corporation or purchasing Stockholder, as applicable, good title to such Stock free and clear of all liens and encumbrances and, concurrently with such delivery, the Corporation or purchasing Stockholder, as applicable, shall deliver to the transferor thereof the full amount of the purchase price therefor in cash.

 SECTION 4                                CONTROL AND MANAGEMENT.

4.1  Board of Directors.

(a)  Generally.  Each Stockholder entitled to vote any Stock shall, at all times and from time to time as required, vote his or her Stock:

(1)  to cause the Board of Directors of the Corporation to consist of a number of members at least equal to the number of Original Voting Stockholder Nominees (as defined below) then eligible to serve as prescribed below;

(2)  to elect to the Board of Directors one nominee of each of the Original Voting Stockholders so long as there is an eligible nominee (as described below) with respect to such Original Voting Stockholder (each, an “Original Voting Stockholder Nominee”) as follows: (1) with respect to J. Willard Marriot, Jr., J. Willard Marriott, Jr. and, following his death or adjudication of incompetency, Donna Marriott during her lifetime and competency; (2) with respect to Deborah Marriott Harrison, Deborah Marriott Harrison and, following her death or adjudication of incompetency, her spouse or one of her lineal descendants who is age 21 or older so long as her spouse or at least one of her lineal descendants is living, competent and age 21 or older; (3) with respect to Stephen Garff Marriott, Stephen Garff Marriott and, following his death or adjudication of incompetency, his spouse or one of his lineal descendants who is age 21 or older so long as his spouse or at least one of her lineal descendants is living, competent and age 21 or older; (4) with respect to John Willard Marriott III, John Willard Marriott III and, following his death or adjudication of incompetency, his spouse or one of his lineal descendants who is age 21 or older so long as his spouse or at least one of her lineal descendants is living, competent and age 21 or older; and (5) with respect to David Sheets Marriott, David Sheets Marriott and, following his death or adjudication of incompetency, his spouse or one of his lineal descendants who is age 21 or older so long as his spouse or at least one of her lineal descendants is living, competent and age 21 or older; provided that if more than one eligible nominee with respect to a particular Original Voting Stockholder receives votes, then the eligible nominee who receives the most votes shall serve on the Board of Directors until a successor has been elected and qualified; and

(3)  to authorize and direct the corporation to pay an annual directors’ fee of $30,000 to each of the Original Voting Stockholder Nominees then serving.

4.2  Voting of Alice Marriott Trust Shares.  Except as may be agreed to by all of the Original Voting Stockholder Nominees, J. Willard Marriott, Jr., so long as he continues to own shares of Class A Voting Common Stock of the Corporation, shall be authorized on behalf of the Corporation to exercise all voting rights of the Alice Marriott Trust Shares.  This Section 4.2 shall cease to be effective at the time of the death of J. Willard Marriott, Jr. or his adjudication of incompetency.

4.3  Voting of JWM, Jr. Shares.  Except as may be agreed to by all of the Original Voting Stockholder Nominees, J. Willard Marriott, Jr., Deborah Marriott Harrison, and John W. Marriott III, so long as they continue to own shares of Class A Voting Common Stock of the

Corporation, shall be authorized, individually and jointly, on behalf of the Corporation to exercise, in accordance with the determination of such three individuals by majority vote, all voting rights of the JWM, Jr. Shares.  This Section 4.3 shall cease to be effective at the time of the death of J. Willard Marriott, Jr. or his adjudication of incompetency.

4.4  Restricted Transactions.  The Corporation will not take or agree to take any of the following actions without the prior written consent of 75% (seventy-five percent) of the Original Voting Stockholder Nominees:

(a)  sell or issue any Stock;

(b)  engage in any business activity other than its activities as general partner of JWMFE, L.P. and other activities incidental thereto;

(c)  engage in, or cause the Hotel Partnerships to engage in, any transaction with any Stockholder or any affiliate of any Stockholder with respect to the provision or receipt of goods or services;

(d)  amend any provision of its Certificate of Incorporation;

(e)  amend, alter, or repeal any provision of its By-Laws;

(f)  make any distribution on, with respect to, or in redemption of, any Stock (except in accordance with Section 3.6);

(g)  merge or consolidate with or into any other Person;

(h)  sell or otherwise dispose of all or substantially all of its assets or sell, assign, pledge, or otherwise encumber or transfer all or any part of its interest in JWMFE, L.P.;

(i)  permit or cause JWMFE, L.P. to sell, exchange or otherwise dispose of any of the Alice Marriott Trust Shares or the JWM, Jr. Shares;

(j)  permit the Hotel Partnerships to pledge more than 15% of the Alice Marriott Trust Shares or the JWM, Jr. Shares, whether in one transaction or a series of transactions;

(k)  sell, exchange or otherwise dispose of hotel/lodging properties owned or controlled by the Hotel Partnerships that represent more than ten percent (10%) of the gross value of the assets owned or controlled by the Hotel Partnerships;

(l)  permit the Hotel Partnerships to purchase, invest in, or otherwise acquire a hotel/lodging property for more than thirty million dollars ($30,000,000);

 (m)  consent to the assignment, transfer, or other disposition of any limited partnership interest or portion thereof in the Hotel Partnerships and the admission of the assignee of such a limited partnership interest as a substituted limited partner in any of the Hotel Partnerships;

(n)  admit additional limited partners to any of the Hotel Partnerships;

(o)  elect to dissolve any of the Hotel Partnerships; or

(p)  amend any provision of the limited partnership agreements or similar governing agreements of the Hotel Partnerships.

4.5  Responsibilities, Fiduciary Obligations, and Liabilities.

(a)  Conduct of Business.  The powers granted and authority delegated under this Agreement to any of the Stockholders, in their individual capacities, shall not impose any greater duty on such Stockholders, in their capacities as stockholders, directors or officers of the Corporation, than is imposed by applicable law with respect to the conduct of the business and operations of the Corporation.  No Stockholder shall be required by this Agreement to devote his or her full time and attention to the business of the Corporation.

(b)  Exculpation.  No Stockholder shall be liable, in damages or otherwise, to the Corporation or to any other Stockholder for any loss that arises out of any acts or omissions performed or omitted by him or her pursuant to the authority granted by this Agreement if the conduct of such Stockholder did not constitute willful misconduct.  The termination of any action, suit, or proceeding by judgment, order, settlement, or otherwise adverse to a Stockholder shall not, of itself, create a presumption that the conduct of such Stockholder constituted willful misconduct.  Nothing herein shall exculpate a Stockholder with respect to any breach of his obligations under this Agreement or to the extent prohibited by applicable law.

(c)  Permitted Transactions.  Any Stockholder, or any partner, affiliate, agent, or representative of any Stockholder, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created.  Neither the Corporation nor any other Stockholder shall have any rights in or to the income or profits derived therefrom, nor shall any Stockholder have any obligation to any other Stockholder with respect to such enterprise or related transaction.

SECTION 5	OPERATIONAL POLICIES.

5.1  Capital Contributions.  No Stockholder shall be required to contribute cash or property to the Corporation without his or her consent.

5.2  Financial Reports.  The Corporation shall prepare and distribute to each Stockholder on a periodic basis as determined by the Board of Directors reports with respect to the finances of the Corporation, including such budgetary and financial data as will enable the Stockholders to understand the financial condition of the Corporation.

5.3  Maintenance of Books of Account.  The Corporation shall keep, at its principal place of business, full and complete books of account.  The Corporation shall, as and when reasonably requested by a Stockholder, prepare and furnish to such Stockholder such financial and other data concerning its affairs as may be reasonably required by such Stockholder for tax, accounting, or other legitimate business purposes.

5.4  Rights of Audit and Inspection.  Each Stockholder (and, if deemed appropriate in the circumstances by such Stockholder, his auditors, accountants, and legal counsel) shall have full access at all reasonable times during normal business hours to all the books and records of the Corporation, including the right to examine and audit any of such books and records and make copies and extracts therefrom.

5.5  Taxable Year.  The Corporation’s taxable year shall end on December 31.

SECTION 6	S CORPORATION PROVISIONS.

6.1  S Corporation Election.  The parties intend that the Corporation shall be an “S corporation” under Section 1361 of the Code.  The Corporation and the Stockholders agree to keep in full force and effect the election and consent described in Section 1362(a)(2) of the Code.  The election shall not be terminated by the Corporation without the prior written consent of each of the Original Voting Stockholder Nominees, and no Stockholder shall revoke his or her consent without the express written consent of each of the Original Voting Stockholder Nominees.

6.2  Transfers.  Notwithstanding any other provision of this Agreement, each Stockholder agrees that he or she will not transfer any Stock to any Person that is not a permitted shareholder of an “S corporation,” nor will any Stockholder otherwise, by action or inaction, cause any circumstances to exist that would disqualify the Corporation as an “S corporation.”

6.3  Provisions Applicable to Trusts.  Each Trust represents to the Corporation and each other Stockholder that it is a trust of the type described in Section 1361(c)(2)(A) of the Code (an “Eligible Trust”) and covenants that for so long as it is a Stockholder it will take all actions necessary to cause it to remain an Eligible Trust.  Any trust that proposes to acquire any Stock pursuant to Section 3.2 or Section 3.3, as a condition precedent to the transfer of Stock to such trust, shall represent to the Corporation and each Stockholder that it is an Eligible Trust and shall covenant that for so long as it is a Stockholder it will take all actions necessary to cause it to remain an Eligible Trust.  If at any time any trust (including any Trust) that holds any Stock ceases to be an Eligible Trust, all Stock held by such trust shall immediately, without further action by any party or the execution and delivery of any further documents or instruments, divest upon the individual beneficiary of such trust, or, if such beneficiary has died, his or her estate.

SECTION 7	REPRESENTATIONS AND WARRANTIES.

Each of the parties to this Agreement represents and warrants to the other parties as follows:

7.1  Authorization and Binding Obligation.  This Agreement has been duly executed and delivered by such party and constitutes the legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by judicial discretion in the enforcement of equitable remedies.

7.2  Absence of Conflicting Agreements or Consents.  The execution, delivery, and performance by such party of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (c) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license, or permit to which such party is a party or by which such party may be bound.

SECTION 8	CORPORATE RECORDS; LEGEND ON CERTIFICATES.

8.1  Stock Transfer Record.  The Corporation shall keep a stock transfer book in which the name and address of each stockholder shall be recorded.  No transfer or issuance of any Stock shall be effective or valid unless and until recorded in the stock transfer book.  The Corporation agrees not to record any transfer or issuance of Stock in the stock transfer book unless the transfer or issuance complies with all provisions of this Agreement.  Any Stockholder desiring to transfer Stock in accordance with the provisions of this Agreement shall furnish to the Corporation any evidence of compliance with this Agreement that is reasonably required by the Board of Directors of the Corporation.

8.2  Legend on Stock Certificates.  Each certificate representing shares of Stock of the Corporation now or hereafter held by any Stockholder shall bear any legends required by applicable law and shall bear a statement in substantially the following form:

The voluntary or involuntary encumbering, transfer, or other disposition (including any disposition pursuant to the laws of bankruptcy, intestacy, descent and distribution, or succession) of the shares of stock evidenced by the within certificate is restricted under the terms of a Second Amended and Restated Stockholders Agreement, dated as of September 30, 2013, by and among JWM Family Enterprises, Inc. (the “Corporation”), J. Willard Marriott, Jr., Deborah Marriott Harrison, the Estate of Stephen Garff Marriott, John Willard Marriott III, David Sheets Marriott, the Deborah Marriott 1974 Trust, the John Willard Marriott III 1974 Trust, the David Sheets Marriott 1974 Trust, Jennifer Rae Jackson, Ashley Elizabeth Samuelian, and Stephen Blake Marriott.  A copy of the Stockholders Agreement is on file at the principal office of the Corporation.  Upon written request of any stockholder of the Corporation, the Corporation shall furnish, without charge to the stockholder, a copy of the Stockholders Agreement.

8.3  Copies to be Made Available.  A copy of this Agreement shall be placed on file at the principal place of business of the Corporation and at any other office where a copy of this Agreement must be placed in accordance with applicable law.  Such copies of this Agreement shall be subject to the same right of examination by any shareholder of the Corporation, either in person or by an agent or attorney, as the books and records of the Corporation.

SECTION 9	MISCELLANEOUS.

9.1  Term of Agreement.  This Agreement shall be effective as of the date first set forth above and shall terminate at such time as none of the Original Voting Stockholders (or any

Person or trust that is a permitted transferee of an Original Voting Stockholder as provided in Section 3.2, Section 3.3 and Section 3.4) holds any Stock of the Corporation.  Termination of this Agreement will not affect any party’s liability for a breach of this Agreement that occurred prior to such termination.

9.2  Agreement Binding Upon Transferees.  If any Stock is transferred by a Stockholder to any party, the transferee shall take such Stock subject to all provisions, conditions, and covenants of this Agreement.

9.3  Specific Performance.  The parties agree that the failure of any party to perform the obligations provided by this Agreement could result in irreparable damage to the other parties, and that monetary damages alone would not be adequate to compensate the non-defaulting party for its injury.  Any party shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement.  If any action is brought by any party to enforce this Agreement, any party against which the action is brought shall waive the defense that there is an adequate remedy at law.

9.4  Amendments.  This Agreement cannot be amended, supplemented, or modified and no provision of this Agreement may be waived except by an agreement in writing which makes specific reference to this Agreement and which is signed by those Stockholders holding 75% or more of the Class A Stock and those Stockholders holding 75% or more of the Class B Stock; provided, however, that any amendment or modification that would treat a Stockholder differently than another Stockholder of the same class in a material and adverse manner (except in proportion to their ownership interests or voting rights) shall require the consent of such Stockholder.

9.5  Notices.  All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested, or sent by commercial courier service, or (c) on the date of receipt by telecopy.  Notices, demands, and requests shall be addressed to the address that a party may designate from time to time upon notice to the other parties given in like manner.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand, or request sent.

9.6  Invalid or Unenforceable Provisions.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

9.7  Benefit and Burden.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their legatees, distributees, estates, executors, administrators, personal representatives, successors and assigns, and other legal representatives.  Nothing express or implied in this Agreement is intended or shall be construed to confer upon or to provide any Person, other than the parties, any rights or remedies hereunder or by reason hereof.  This Agreement and all its conditions and provisions are intended to be, and are, for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns and are not for the benefit of any other Person.

9.8  Gender and Number.  Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

9.9  Waiver.  The failure of any party at any time to insist upon strict performance of any condition, promise, agreement, or understanding set forth in this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement, or understanding at a future time.

9.10  Expenses.  Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and other representatives.

9.11  Entire Agreement.  This Agreement contains the entire agreement between the parties, and supersedes all prior written and oral agreements between the parties relating to the subject matter hereof.  No variations, modifications, or changes herein or hereof shall be binding upon either party unless set forth in a document duly executed by or on behalf of such party except as expressly provided herein.

9.12  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

9.13  Headings.  The headings, subheadings, and other captions in this Agreement are for convenience of reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Agreement.

9.14  Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument.

9.15  Exclusive Agreement.  Except as expressly authorized by this Agreement, none of the parties hereto shall enter into a voting trust or voting agreement with any other Person (other than another Stockholder that is a party to and bound by this Agreement) or give a proxy to any such Person or otherwise agree with any such person to restrict or limit the power to vote any Stock.

9.16  Conflicting Charter or By-Law Provisions.  Each Stockholder entitled to vote any Stock shall, at all times and from time to time as required, vote his or her Stock, and shall take all other actions necessary, to ensure that the Certificate of Incorporation of the Corporation and the By-Laws of the Corporation facilitate and do not at any time conflict with the provisions of this Agreement.

9.17  Mediation; Arbitration.

(a)  Mediation.  If a dispute arises out of or relates to this Agreement or any alleged breach thereof and if the dispute is not settled through negotiation, the Stockholders involved in the dispute agree to submit the dispute for mediation administered by the American Arbitration Association (or any organization successor thereto) (“AAA”) under its Commercial Mediation Rules before resorting to arbitration.  Any Stockholder involved in the dispute may initiate mediation pursuant to Rule 2 of the AAA’s Commercial Mediation Rules.  The Stockholders will cooperate with the AAA and with one another in the appointment of a mediator and in scheduling the mediation proceedings.  Unless otherwise agreed by the Stockholders involved in the dispute, the first mediation session shall be held no later than thirty days after the date of filing the written request for mediation, and the memorandum provided for under Rule 9 of the Commercial Mediation Rules shall be provided to the mediator at least five days prior to the first mediation session.  All offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Stockholders, their agents, employees, experts, and attorneys, and by the mediator or any AAA employees, shall be confidential and inadmissible for any purposes, including impeachment, in any arbitration or other proceeding involving the parties, but evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.  Any Stockholder involved in the dispute may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration with the AAA no sooner than thirty days after the first mediation session.  The mediation may continue after the commencement of arbitration if the Stockholders involved so agree.  Unless otherwise agreed by the Stockholders involved in the dispute, the mediator shall be disqualified from serving as arbitrator in the case.

(b)  Arbitration.  If a dispute arises out of or relates to this Agreement or any alleged breach thereof, and if the dispute is not resolved through negotiation and mediation, such dispute shall be settled by arbitration in Washington, D.C. in accordance with the Commercial Arbitration Rules of the AAA and the Supplementary Procedures for Large, Complex Disputes of the AAA or other rules agreed to by the Stockholders involved in the dispute, by three arbitrators.  The Stockholder requesting arbitration shall do so by giving notice to that effect (the “Arbitration Notice”) to the other Stockholder or Stockholders involved in the dispute and by filing the notice with the AAA in accordance with Rule 6 of the Commercial Arbitration Rules.  Within thirty days after the Arbitration Notice is filed, the Stockholders involved in the dispute shall select three arbitrators from the arbitrators in the Large, Complex case pool for the Washington, D.C. AAA office, as follows: the Stockholder requesting arbitration shall select one arbitrator; the other Stockholder or Stockholders shall select one arbitrator; and the two selected arbitrators shall select a third arbitrator.  The arbitrators shall take evidence directly from witnesses and documents presented by the Stockholders involved in the dispute.  All witnesses shall be available for cross-examination.  The arbitrators shall have no authority to make any decision or issue any award that is inconsistent with this Agreement.  The arbitrators shall render their written decision and award, including a statement of reasons upon which such award is based, within ninety days after their receipt of all information required to be submitted to them or otherwise requested by them.  The agreement to arbitrate set forth in this Section shall be construed, and the legal relations among the Stockholders shall be determined in accordance with, the substantive laws of the State of Delaware as provided for in Section 9.12 of this Agreement. The decision of the arbitrators shall be in writing and shall be binding upon the Stockholders involved in the dispute, final and non-appealable.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  No action at law or in equity based upon any dispute that is subject to arbitration under this Section shall be instituted.  All expenses of any arbitration pursuant to this Section, including fees and expenses of the Stockholders’ attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be borne by the Stockholders as determined by the arbitrators.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

JWM FAMILY ENTERPRISES, INC.

By:	/s/ John Willard Marriott III
John Willard Marriott III
President

/s/ J. Willard Marriott, Jr.
J. Willard Marriott, Jr.

/s/ Deborah Marriott Harrison
Deborah Marriott Harrison

Estate of Stephen Garff Marriott

By: /s/ Juliana B. Marriott
Juliana B. Marriott
Personal Representative

/s/ John Willard Marriott III
John Willard Marriott III

/s/ David Sheets Marriott
David Sheets Marriott

The Deborah Marriott 1974 Trust

By:	/s/ Donna G. Marriott
Donna G. Marriott
Co-Trustee

By:	/s/ Sterling D. Colton
Sterling D. Colton
Co-Trustee

The John Willard Marriott III 1974 Trust

By:	/s/ Donna G. Marriott
Donna G. Marriott
Co-Trustee

By: /s/ Sterling D. Colton
Sterling D. Colton
Co-Trustee

The David Sheets Marriott 1974 Trust

By:	/s/ Donna G. Marriott
Donna G. Marriott
Co-Trustee

By:	/s/ Sterling D. Colton
Sterling D. Colton
Co-Trustee

/s/ Jennifer Rae Jackson
Jennifer Rae Jackson

/s/ Ashley Elizabeth Samuelian
Ashley Elizabeth Samuelian

/s/ Stephen Blake Marriott
Stephen Blake Marriott